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                                                                     EXHIBIT 4.6

                    CREDIT, SECURITY, AND GUARANTEE AGREEMENT

       This Agreement is made this 8 day of July, 1999, by and among MHM Correctional Services, Inc. ("Borrower"), MHM Services, Inc. ("MHM"), Michael S. and Eleanor Pinkert ("the Pinkerts", and William P. Ferretti, Jacob S. Shipon, M.D., John L. Silverman, and Lee Calligaro (the latter four individuals sometimes referred to as "Indemnitors"). MHM Extended Care Services, Inc. joins solely to guarantee performance hereof by its corporate affiliates.

       WHEREAS, Borrower, a wholly-owned subsidiary of MHM, is in need of additional working capital because of increases in its business and of additional business opportunities available to it; and

       WHEREAS, MHM currently has a revolving line of credit with NationsBank, N.A. (the "Bank") in the amount of $500,000 (the "Original Line"); and

       WHEREAS, in order to make the needed additional working capital available to Borrower, it has been determined to substitute Borrower for MHM under the Original Line and to negotiate with Bank an increase in the Line on behalf of Borrower up to a maximum loan amount (including the Original Line) of $1.05 million (the "Revised Line");

       WHEREAS, the Pinkerts have issued their personal guarantee of the Original Line to the Bank; and Lee Calligaro and William P. Ferretti each have indemnified and agreed to hold harmless the Pinkerts from a pro rata portion of any liability the Pinkerts might incur as a result of guaranteeing the Original Line (collectively, the "Original Guarantees" and the "Original Guarantors").


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       WHEREAS, in return for undertaking the obligations described in the preceding paragraph, the Original Guarantors were granted certain Warrants to purchase stock of MHM ("Original Warrants") which, as of June 30, 1999, were in the following amounts:

             ORIGINAL GUARANTORS               ORIGINAL WARRANTS
             -------------------               -----------------
             Pinkert                                105,394
             Ferretti                                35,126
             Calligaro                               35,126

       WHEREAS, the Bank will require further and additional guarantees in order to allow substitution of Borrower as borrower under the Line and to increase the borrowings available under the Line to $1.05 million; and

       WHEREAS, the Pinkerts are willing to allow substitution of Borrower for MHM as borrower under the Line and to increase their Guarantee by guaranteeing repayment by the Borrower to the Bank of the Revised Line up to a maximum of $1.05 million;

       WHEREAS, Calligaro and Ferretti are willing to maintain the indemnification obligations undertaken by them in connection with the Original Line and to allow substitution of Borrower as borrower under that portion of the Line representing the Original Line, and John L. Silverman, Jacob A. Shipon, M.D., and Ferretti are willing to undertake indemnification obligations to the Pinkerts as to a portion of the additional liabilities the Pinkerts might incur as a result of the increase by the Pinkerts of their Guarantee;

       NOW THEREFORE, in return for good and valuable consideration, receipt and adequacy of which is hereby acknowledged (which consideration includes without limitation the expected benefits of the Revised Line to Borrower as a subsidiary of MHM in which all the individual parties are stockholders) and in order to induce the Pinkerts to issue the Bank Guarantee


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and the Indemnitors to undertake the Indemnification Obligations described below, it hereby is agreed as follows:

       1. REVISED LINE: Subject to the approval of Bank, Borrower will be substituted for MHM as borrower under the Line, and the Line will be increased to permit borrowings by Borrower of a total up to $1.05 million.

       2. GUARANTEE: Subject to the terms and conditions of this Agreement, the Pinkerts agree to increase their personal Guarantee to the Bank by guaranteeing repayment by Borrower of amounts borrowed from Bank under the Revised Line up to a total principal amount (including the Original Line) not to exceed $1.05 million, plus interest, costs, and other expenses incurred by Bank in connection with the Revised Line (the "Bank Guarantee"). Such guarantee increase may be by way of issuance of a new guarantee replacing the Original Guarantee or by issuance of another guarantee in addition to the Original Guarantee, as the Bank and the Pinkerts may agree and in a form acceptable to the Bank and the Pinkerts.

       3. INDEMNIFICATION: Subject to the terms and conditions of this Agreement, Indemnitors hereby agree, severally and not jointly, and each up to the maximum total principal amount set forth next to their names below, to indemnify and hold harmless the Pinkerts for any liability for repayment of principal amounts, and for a proportionate share of the associated costs or expenses (including without limitation, interest paid or interest foregone and attorney fees) incurred by the Pinkerts as a result of their issuance of the Bank Guarantee (the "Indemnification Obligations"). The Indemnification Obligations include by reference as though fully set forth herein all terms and conditions set forth in the Guarantee issued by the Pinkerts to the Bank in connection with the Revised Line so that the indemnification liabilities of Indemnitors to the Pinkerts shall conform to the liabilities the Indemnitors would have assumed had they themselves


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been parties to the Bank Guarantee (but limited in amount, pro rata, to the amounts set forth beside the name of each):

                                               INDEMNITY
                 INDEMNITOR                    OBLIGATIONS
                 ----------                    -----------
                 Ferretti                         $150K
                 Calligaro                        $100K
                 Silverman                        $150K
                 Shipon                           $150K

       4. GUARANTEE AND INDEMNIFICATION FEES: In consideration of the issuance of the Bank Guarantee by the Pinkerts pursuant to paragraph 2, above, and of the assumption of the Indemnification Obligations by the Indemnitors pursuant to paragraph 3, above, MHM hereby agrees to issue Warrants to the Pinkerts and to the Indemnitors for the purchase of stock in MHM at a price of $.10 (ten cents) per share, in the following amounts:

              (a) Initiation Fee: as a fee for initiation of the Bank Guarantee and of the Indemnification Obligations:

              GUARANTORS/INDEMNITORS              INITIATION WARRANTS
              ----------------------              -------------------
                    Pinkerts                           90,000
                    Ferretti                           27,000
                    Calligaro                          18,000
                    Silverman                          27,000
                    Shipon                             27,000

              (b) Continuation Fee: As a fee for the ongoing risks represented by the Bank Guarantee and the Indemnification Obligations, for each month during which the Bank Guarantee and Indemnification Obligations are outstanding, Warrants for the number of shares as are equal in value (at a price of $.10 (ten cents) per share)


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       to one and one-half percent of the average loan balance which is outstanding during the month and which is subject to the Bank Guarantee and the Indemnification Obligations. Such Warrants shall be prorated among the individual parties in proportion to the loan amounts set forth next to the name of each in column 1 below, such that if the full Loan amount of $1.05 million were outstanding during a given month each of the individual parties hereto would receive for that month the number of warrants set forth next to the name of each under column 2:

                                               1.                                   2.
         GUARANTORS/                   GUARANTEE/INDEMNITY                      ADDITIONAL
         INDEMNITORS                       OBLIGATIONS                        WARRANTS/MONTH
         -----------                       -----------                        --------------
          Pinkerts                $500K (portion not indemnified)                  7,500
          Ferretti                $150K                                            2,250
          Calligaro               $100K                                            1,500
          Silverman               $150K                                            2,250
          Shipon                  $150K                                            2,250

       The Warrants to be issued pursuant to this paragraph 4 shall be in the form attached as Exhibit A.

       5. ORIGINAL WARRANTS: It is understood that the issuance of Warrants pursuant to this Agreement shall be in addition to the Original Warrants described in the fifth "Whereas Clause," above, to which each of the shareholders identified in said clause previously has become entitled as a result of the Original Guarantee, which entitlement is hereby confirmed and ratified. Further provided, however, that the Original Warrants hereby are amended to provide that the price per share at which stock of Borrower may be purchased under the Original Warrants shall be $.10 (ten cents) per share. It is hereby acknowledged that issuance of Warrants as a Continuation Fee pursuant to paragraph 4(b) above shall be in lieu of and substitute for any similar


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or additional warrants which otherwise might have become issuable hereafter pursuant to the Original Guarantee.

       6.     OBLIGATIONS OF BORROWER AND MHM TO GUARANTORS AND INDEMNITORS:

              (a) Borrower and MHM acknowledge that Guarantor and Indemnitors have undertaken the obligations set out in this Agreement as an accommodation to Borrower and MHM, at considerable personal financial risk. Accordingly, and in further consideration of the agreements of Guarantor and Indemnitors herein, Borrower and MHM agree to indemnify and hold harmless Guarantor and Indemnitors from any and all loss, expenses, fees, costs, claims, demands, and liabilities of any kind (including without limitation, payments of interests and fees, appraisal and audit expenses, letter of credit fees, bank fees or charges, and attorney's fees) in any way arising from or related to this Agreement or the performance or nonperformance of the undertakings set forth herein, it being the intent of the parties that Guarantor and Indemnitors shall not incur or bear any unreimbursed cost or expense, and shall not undertake any unreimbursed liability by reason of their agreement as set forth herein. The indemnification granted hereby shall survive both payment in full of all obligations hereunder and termination of this Agreement.

              (b) Borrower and MHM agree that they will not consent to or enter into any modification or amendment of the Revised Line or seek any waiver in connection with therewith, without the prior written consent of Grantors and Indemnitors. Borrower and MHM will give Grantors and Indemnitors prompt written notice of any default or any other notice in connection with the Revised


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       Line received or sent by Borrower or MHM or on its behalf of either, together with a complete copy of such notice. The Pinkerts hereby agree that they will promptly furnish to Indemnitors copies of any notices or communications received by them from Bank in connection with the Bank Guarantee or the Revised Line.

              (c) As security for the obligations of Borrower and MHM under this Agreement, including the obligation to repay to Guarantors and Indemnitors any payments made pursuant to the Bank Guarantee or the Indemnification Obligations, Borrower and MHM hereby grant to Guarantor and Indemnitor a lien and security interest in all of the accounts receivable of Borrower and MHM, whether existing now or hereafter created. Such lien and security interest shall be of the first priority, superior to all other liens, security interests, claims, or interests whatsoever. Upon the request of the Guarantor or any Indemnitor, Borrower and MHM will execute and deliver any and all documents, agreements, instruments, and other writings (including but not limited to executed Forms UCC 1) necessary or appropriate to create and perfect the security interest created hereby. Borrower and MHM further agree that, in the event of any Guarantee or Indemnity Payment, the Guarantors and Indemnitors shall be entitled, upon satisfaction of the Borrowers' obligations to Bank under Revised Line, to be subrogated to all rights of Bank against Borrower and MHM and to all collateral security or guarantees or rights of offset held by Bank for payment and performance of Borrower's or MHM's obligations under the Revised Line.


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              (d) Release of Guarantor and Indemnitors. Borrower and MHM release
       Guarantor and Indemnitors from any claims for loss or damage resulting from any acts, omissions, or conduct of any kind by Guarantors or Indemnitors.

       7.     ADDITIONAL UNDERTAKINGS

              (a) MHM Services, Inc. and MHM Extended Care Services, Inc., hereby each guarantee to Guarantor and Indemnitors the full performance by Borrower of all its obligations hereunder.

              (b) No Other Borrowings. Without the written consent of Guarantor and Indemnitors, granted or withheld in their sole discretion, Borrower and MHM covenant and agree that they will not create, incur, assume or suffer to exist any indebtedness, or any mortgages, liens, pledges, or encumbrances on its property except: (i) the line of credit for up to $1.05 Million with NationsBank which is the subject to this Agreement; and (ii) accounts payable to trade creditors and current operating expenses which are not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings. Borrower and MHM will not make prepayments on any existing or further indebtedness other than on amounts subject to the Bank Guarantee.


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       8.     MISCELLANEOUS

              (a) Conditions Precedent. The obligations of Guarantor and Indemnitors hereunder shall be subject to approval and ratification of this Agreement by the Board of Directors of Borrower and of MHM.

              (b) Entire Agreement; Amendments. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter and supersedes all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

              (c) No Waiver; Cumulative Rights. No waiver by any party hereto of any one or more default by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any further default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, no shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

              (d) Notices. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or


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       certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirmation copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party as its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder:

        MHM Services, Inc.                             Lee Calligaro
        MHM Correctional Services, Inc.                3818 Klingle Place, N.W.
        MHM Extended Care Services, Inc.               Washington, D.C.  20016

        Each at:
        8605 Westwood Center Drive
        Suite 200                                      John L. Silverman
        Vienna, VA  22182                              4872 Reservoir Road, N.W.
                                                       Washington, D.C.  20007
        Michael S. and Eleanor Pinkert
        705 Potomac Knoll Drive
        McLean, VA  22102                              Jacob A. Shipon, M..D.
                                                       1115 Devon Road
        William P. Ferretti                            Rydal, Pa  19046
        C/o MedStar Communications, Inc.
        5920 Hamilton Boulevard
        Allentown, PA  18106

       If mailed, notice shall be deemed to be given five (5) days after being sent. If sent by personal delivery or telecopier, notice shall be deemed to be given when delivered, and if sent by prepaid courier, notice shall be deemed to be on the next Business Day following deposit with the courier.

              (e) Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstances shall be found by a court of competent jurisdiction to be, to any extent, invalid or


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       unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforceable to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

              (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

              (g) Third Parties. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

              (h) Choice of Law; Consent to Jurisdiction. This Agreement and the obligations thereby created shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to any otherwise applicable principles of conflicts of laws. If any action arising out of this agreement or the note is commenced by Guarantor or Indemnitors in the Commonwealth of Virginia or federal court located in the Commonwealth of Virginia, Borrower and MHM hereby consent to the jurisdiction of any such court in any such action and to the laying of venue in the Commonwealth of Virginia. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to the Borrower and MHM at their addresses set forth above.


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       IN WITNESS WHREOF, the parties hereto have each executed and delivered this Agreement as of July 8, 1999.

                                         MHM SERVICES, INC.

                                         By:  /s/ MICHAEL S. PINKERT
                                              ----------------------------------
                                              Michael S. Pinkert
                                              President

                                         MHM CORRECTIONAL SERVICES, INC.
                                         (BORROWER)

                                         By:  /s/ MICHAEL S. PINKERT
                                              ----------------------------------
                                              Michael S. Pinkert
                                              President

                                         MHM EXTENDED CARE SERVICES, INC.
                                         (as to paragraph 7(a))

                                         By:  /s/ MICHAEL S. PINKERT
                                              ----------------------------------
                                              Michael S. Pinkert
                                              President

                                         /s/ MICHAEL S. PINKERT
                                         ---------------------------------------
                                         Michael S. Pinkert

                                         /s/ ELEANOR PINKERT
                                         ---------------------------------------
                                         Eleanor Pinkert

                                         /s/ WILLIAM P. FERRETTI
                                         ---------------------------------------
                                         William P. Ferretti

                                         /s/ LEE CALLIGARO
                                         ---------------------------------------
                                         Lee Calligaro

                                         /s/ JOHN L. SILVERMAN
                                         ---------------------------------------
                                         John L. Silverman

                                         /s/ DR. JACOB SHIPON
                                         ---------------------------------------
                                         Jacob A. Shipon, M.D.


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